Exhibit 99.1

Seres Therapeutics Reports Second Quarter 2015 Financial Results and Provides Business Update

- Phase 2 study initiated for lead microbiome therapeutic SER-109 for prevention of recurrent

Clostridium difficile infection (CDI) in adults

- FDA Breakthrough Therapy Designation received for SER-109

- Successfully completed initial public offering

Seres Therapeutics, Inc. (NASDAQ: MCRB), a leading microbiome therapeutics platform company developing a novel class of biological drugs that are designed to treat disease by restoring the function of a dysbiotic microbiome, today reported financial results and provided a business update for the second quarter ended June 30, 2015.

“We have made significant progress this quarter to advance our mission of delivering Ecobiotic ® microbiome medicines to patients, which we believe will have a strong impact in multiple therapeutic areas,” said Roger Pomerantz, MD, President, Chairman and CEO of Seres Therapeutics. “We initiated a Phase 2 study of our lead therapeutic SER-109 and also received Breakthrough Therapy Designation from the FDA for SER-109 – both critical milestones as we develop this novel therapy for recurrent Clostridium difficile infection, or CDI. We completed a successful initial public offering of our common stock, which we believe indicates confidence in our science, our team, and our data to date, and gives us a solid financial runway to advance our pipeline and develop additional drug candidates using our microbiome therapeutics platform. As we look ahead, we are excited to advance clinically with the initiation of a Phase 1 study of SER-287 in ulcerative colitis, and the expansion of our CDI franchise with the initiation of clinical studies of SER-262 to prevent the initial recurrence of C. Diff infection.”

Second Quarter and Recent Business Highlights:

•	Initiated Phase 2 study of SER-109, Seres’ lead Ecobiotic® microbiome therapeutic for the prevention of recurrent CDI in adults. The randomized, placebo-controlled, multicenter study is underway and will be conducted at approximately 35 centers across the U.S., with data readouts expected in the middle of 2016.

•	SER-109 granted Breakthrough Therapy Designation from the FDA, enabling more intensive agency guidance and organizational commitment as well as eligibility for a rolling filing of a license application and priority review. Breakthrough designation is intended to expedite the development and review of therapeutics for serious or life-threatening conditions where preliminary evidence indicates that the product may demonstrate a substantial improvement over existing therapies on one or more clinically significant endpoints.

•	Advanced pipeline development of other Ecobiotic candidates, including, ongoing preclinical studies for SER-287 for the treatment of ulcerative colitis, with a Phase 1 study anticipated to begin by the end of 2015 and SER-262 to prevent an initial recurrence of CDI, with clinical studies anticipated to begin in the middle of 2016. In addition, Seres continued to grow its efforts in infectious diseases, inflammatory diseases and metabolic diseases with key hires from academia and industry.

•	Successfully completed initial public offering. Seres common stock began trading on the NASDAQ Global Select Market under the ticker symbol “MCRB” on June 26, 2015. The offering priced at $18 per share, above the range, and closed on July 1, 2015. Proceeds to the Company were approximately $139.3 million, after deducting underwriting discounts and expenses.

•	Elected Dennis Ausiello, M.D. to the Board of Directors. Dr. Ausiello, the Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School and Chair of Medicine, Emeritus at Massachusetts General Hospital, is an internationally acclaimed clinician who brings a wealth of academic and clinical experience in medicine to the company, as well as experience in corporate governance.

Second Quarter Financial Results:

For the second quarter of 2015, Seres reported a net loss attributable to common stockholders of $(12.6) million, or $(1.45) per share, compared to a net loss attributable to common stockholders of $(3.0) million, or $(0.45) per share for the same period in 2014.

•	Research and Development: R&D expenses for the second quarter of 2015 were $8.8 million, compared to $2.2 million for the same period in 2014. The increase was largely due to research expense related to Seres’ microbiome therapeutics platform and the clinical development of SER-109.

•	General and Administrative expenses: G&A expenses for the second quarter of 2015 were $3.6 million, compared with $0.5 million for the same period in 2014. The increase was primarily due to investment in business personnel and facility expansion to support Seres’ overall growth, as well as increased professional fees.

•	Cash Position: Seres had cash, cash equivalents, and investments of $91.8 million at June 30, 2015 (which does not include net proceeds of $139.3 million from the initial public offering of the Company’s common stock that were received on July 1), compared to $9.8 million at June 30, 2014.

Financial Guidance

Based on its current operating plan, Seres expects that its cash, cash equivalents and investments as of June 30, 2015, together with the proceeds from the recent initial public offering, will enable it to fund operating expenses and capital expenditure requirements, excluding cash inflows or outflows from business development activities, through at least the first half of 2017.

About Seres Therapeutics

Seres is a microbiome therapeutics platform company developing a novel class of biological drugs, which are designed to treat disease by restoring the function of a dysbiotic microbiome.

To receive additional information about Seres Therapeutics, please visit the website at www. Serestherapeutics.com, which does not form a part of this press release.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s financial guidance, including the sufficiency of its cash, cash equivalents and investments to fund its operations, the potential impact of its microbiome therapeutics platform on disease, the progress and development of its product candidates, and the timing of data from clinical trials.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we are not currently profitable and may never become profitable; our need for additional funding, which may not be available; our limited operating history; the unpredictable nature of our early stage development efforts for marketable drugs; the unproven approach to therapeutic intervention of our microbiome therapeutics; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; potential delays in enrollment of patients which could affect the receipt of necessary regulatory approvals; potential delays in regulatory approval, which would impact the ability to commercialize our product candidates and affect our ability to generate revenue; any fast track or Breakthrough Therapy designation may not lead to faster development, regulatory approval or marketing approval; our possible inability to receive orphan drug designation should we choose to seek it; our reliance on third parties to conduct our clinical trials and the potential for those third parties to not perform satisfactorily; our reliance on third parties to manufacture our product candidates, which may delay, prevent or impair our development and commercialization efforts; our lack of experience in manufacturing our product candidates; the potential failure of our product candidates to be accepted on the market by the medical community; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; potential competition from biosimilars; developments by competitors may render our products or technologies obsolete or non-competitive; failure to obtain marketing approval internationally; post-marketing restrictions or withdrawal from the market; anti-kickback, fraud, abuse, and other healthcare laws and regulations exposing us to potential criminal sanctions; recently enacted or future legislation; compliance with environmental, health, and safety laws and regulations; protection of our proprietary technology; protection of the confidentiality of our trade secrets; changes in United States patent law; potential lawsuits for infringement of third-party intellectual property; our patents being found invalid or unenforceable; compliance with patent regulations; claims challenging the inventorship or ownership of our patents and other intellectual property; claims asserting that we or our employees misappropriated a third-party’s intellectual property or otherwise claiming ownership of what we regard as our intellectual property; adequate protection of our trademarks; ability to attract and retain key executives; managing our growth could result in difficulties; risks associated with international operations; potential system failures; the price of our common stock may fluctuate substantially; our executive officers, directors, and principal stockholders have the ability to control all matters submitted to the stockholders; a significant portion of our total outstanding shares are eligible to be sold into the market in the near future; unfavorable or lacking analyst research or reports; and we may be subject to securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission, or SEC, on June 26, 2015 relating to our Registration Statement on Form S-1, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations

Stern Investor Relations Inc.

Beth DelGiacco, 212-362-1200

Beth@sternir.com

Media Relations

Feinstein Kean Healthcare

Liz Melone, 617-256-6622

liz.melone@fkhealth.com

SERES THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$36,338	$114,185
Investments	55,438	—
Prepaid expenses and other current assets	2,288	58

Total current assets	94,064	114,243
Property and equipment, net	3,319	1,264
Restricted cash	139	139
Deferred offering costs	3,748	1,684
Deferred financing costs	11	15

Total assets	$101,281	$117,345

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	1,688	2,166
Accrued expenses and other current liabilities	2,753	1,737
Notes payable, current portion	1,200	1,200

Total current liabilities	5,641	5,103
Notes payable, net of discount	727	1,304
Preferred stock warrant liability	—	1,582

Total liabilities	6,368	7,989

Commitments and contingencies
Convertible preferred stock (Series A, A-2, B, C, D and D-1), $0.001 par value; 24,348,003 shares authorized at June 30, 2015 and December 31, 2014, respectively; 0 and 22,866,987 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively; aggregate liquidation preference of $0 and $139,992 at June 30, 2015 and December 31, 2014, respectively	—	136,077
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 65,000,000 and 38,000,000 shares authorized at June 30, 2015 and December 31, 2014, respectively; 30,416,627 and 6,890,250 shares issued and outstanding at June 30, 2015 and December 31, 2014 , respectively	31	7
Additional paid-in capital	143,217	1,104
Accumulated other comprehensive income	23	—
Accumulated deficit	(48,358)	(27,832)

Total stockholders’ equity (deficit)	94,913	(26,721)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$101,281	$117,345

SERES THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	—	—	—	—

Operating expenses:
Research and development expenses	$8,784	$2,160	$14,345	$3,192
General and administrative expenses	3,556	458	6,162	1,098

Total operating expenses	12,340	2,618	20,507	4,290

Loss from operations	(12,340)	(2,618)	(20,507)	(4,290)

Other income (expense):
Interest income (expense), net	5	(56)	(12)	(93)
Revaluation of preferred stock warrant liability	(220)	(3)	(7)	17

Total other income (expense), net	(215)	(59)	(19)	(76)

Net loss	(12,555)	(2,677)	(20,526)	(4,366)
Accretion of convertible preferred stock to redemption value	—	(325)	—	(558)

Net loss attributable to common stockholders	$(12,555)	$(3,002)	$(20,526)	$(4,924)

Net loss per share attributable to common stockholders, basic and diluted	$(1.45)	$(0.45)	$(2.64)	$(0.73)

Weighted average common shares outstanding, basic and diluted	8,640,218	6,725,625	7,777,679	6,706,392

Other comprehensive income:
Unrealized gain (loss) on investments, net of tax of $0	(8)	—	23	—

Total other comprehensive income	(8)	—	23	—

Comprehensive loss	$(12,563)	$(2,677)	$(20,503)	$(4,366)